Filed pursuant to 424(b)(3)

Registration No. 333-152738

EDAP TMS S.A.

Up to 1,868,965 Ordinary Shares in the form of Ordinary Shares or American Depositary Shares issuable upon exercise of Warrants

The selling shareholders may offer and sell from time to time an aggregate of up to 1,868,965 of our ordinary shares, nominal value €0.13 each (the “Shares”). The Shares covered by this prospectus consist of shares of our common stock issuable upon the conversion of 1,868,965 warrants to subscribe for our ordinary shares with exercise prices of $6.87 and $6.57 (as described below) owned by the selling shareholders (the “Warrants”).

We sold the Warrants in a private placement transaction on October 31, 2007 (the “October 2007 private placement”). We also issued and sold $20 million aggregate principal amount of 9% Senior Debentures due 2012 (the “Debentures”), which are convertible into shares of our common stock, in the October 2007 private placement.

The Warrants include 1,680,000 Warrants with an exercise price of $6.87 per ordinary share issued to the holders of the Debentures, and 67,200 Warrants with an exercise price of $6.87 per ordinary share and 121,765 Warrants with an exercise price of $6.57 per ordinary share that were issued to Cowen and Company LLC (the “Placement Agent”) as compensation for acting as our exclusive placement agent in connection with the October 2007 private placement.

The Shares are being registered for sale pursuant to an agreement between the selling shareholders and us. All of the Shares offered hereby are being sold by the selling shareholders named in this prospectus or any permitted transferees, pledges, donees or successors-in-interest. See “Selling Shareholders.” We will not receive any proceeds from the sale of Shares being offered in this prospectus. We may receive proceeds in the event that some or all of the Warrants are exercised for cash instead of via their cashless exercise procedure.

This offering is not being underwritten. The selling shareholders may sell the Shares being offered by it from time to time on the NASDAQ Global Market, or on any other exchange, market or trading facility on which the Shares are traded or in private transactions, and on terms that may be fixed, prevailing market or negotiated prices that may vary. The selling shareholders will pay all selling commissions and other offering related fees and expenses, if any, applicable to the sale of the Shares, although we will pay the expenses of registration of the Shares. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our ADSs are listed on the NASDAQ Global Market under the symbol “EDAP”. The last reported sale price of our ADSs on the NASDAQ Global Market on August 8, 2008 was $2.91.

Investing in our Securities involves risks. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated August 12, 2008

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ABOUT THIS PROSPECTUS

This prospectus relates to the sale of up to 1,868,965 of our ordinary shares, either in the form of shares or ADSs, issuable upon exercise of 1,868,965 of our Warrants by the selling shareholders. The Warrants exercisable for the ordinary shares registered under the registration statement of which this prospectus forms a part were issued to the selling shareholders in the October 2007 private placement, which was completed on October 31, 2007. In connection with the private placement, we granted the selling shareholders registration rights with respect to the Shares, and we also agreed to register for resale the ordinary shares that may be issued upon exercise of the Warrants issued to the Placement Agent. See “The October 2007 Private Placement.”

We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us” before you invest in our securities.

All references in this prospectus to the “Company,” “EDAP” or “EDAP TMS” are to EDAP TMS S.A. All references to “we,” “us” and “our” are to EDAP TMS S.A. and its subsidiaries collectively, unless the context otherwise requires.

In this prospectus and any prospectus supplement, “U.S. dollar” or “$” refers to U.S. currency and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus, and any supplement hereto, including the financial statements and related notes and any other information incorporated by reference herein, before making an investment decision.

The Company

We develop and market Ablatherm,® an advanced and clinically proven choice for High Intensity Focused Ultrasound (“HIFU”) treatment of organ-confined prostate cancer. HIFU treatment is shown to be a minimally invasive and effective treatment option with a low occurrence of side effects. Ablatherm-HIFU is generally recommended for patients with organ-confined prostate cancer (stages T1-T2) who are not candidates for surgery or who prefer an alternative option, and is also recommended for patients who have failed a radiotherapy treatment. We are also developing this HIFU technology for the treatment of certain other types of tumors. In addition, we produce and commercialize medical equipment for treatment of urinary tract stones using Extracorporeal Shockwave Lithotripsy.

Our principal executive offices are located at Parc d’Activites la Poudrette- Lamartine, 4, rue du Dauphiné, 69120 Vaulx-en-Velin, France and our telephone number is +33 (0) 4 72 15 31 50.

There have been no material events or changes in our business since the filing of our annual report on Form 20-F for the year ended December 31, 2007 with the SEC on March 31, 2008.

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  The Offering

Company	EDAP TMS S.A.

Selling Shareholder	The selling shareholders identified under “Selling Shareholders”.

Securities Offered

Up to 1,868,965 of our ordinary shares, nominal value of €0.13 per share, either in the form of shares or ADSs, issuable upon the exercise of 1,868,965 warrants, at exercise prices of either $6.87 or $6.57.

ADSs	Each ADS represents the right to receive one ordinary share. The ADSs are evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York, as depositary.

Offer price

The selling shareholders may sell the Shares being offered by it from time to time on the NASDAQ Global Market, or any other exchange, market or trading facility on which the Shares are traded or in private transactions, and at prices and at terms that may be at fixed, prevailing market or negotiated prices that may vary. See “Plan of Distribution”.

Use of proceeds

We will not receive any proceeds from the offering of the Shares by the selling shareholders. The Warrants may be exercised for cash or, under certain circumstances, via a cashless exercise procedure. If all of the Warrants issued under the October 2007 private placement are fully exercised for cash, including the warrants issued to our placement agent, we will receive approximately $12.8 million in cash from the selling shareholders. We will use any proceeds received from the exercise of Warrants for the purposes agreed to under the terms of the October 2007 private placement.

Listing and trading	The ADSs are listed and traded on the NASDAQ Global Market.

Symbol of the ADSs on the NASDAQ Global Market	“EDAP.”

Risk Factors	For a discussion of some of the factors that you should carefully consider in connection with an investment in the Shares, see “Risk Factors.”

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RISK FACTORS

We wish to caution you that the following important factors, and those important factors described in other reports submitted to, or filed with, the Securities and Exchange Commission, among other factors, could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. In particular, as we are a non-U.S. company, there are risks associated with investing in our ADSs that are not typical for investments in the shares of U.S. companies. Prior to making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.

Risks Relating to the October 2007 Private Placement

If we are required for any reason to repay our outstanding Debentures, we would be required to deplete our working capital or raise additional funds. Our failure to repay the Debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

The Debentures are due and payable on October 30, 2012, unless sooner converted into ordinary shares. Any event of default could require the early repayment of the Debentures at the mandatory default amount, including all other amounts of interest, costs, expenses and liquated damages due in respect of the defaulted Debentures. We expect that the full amount of the Debentures will be converted into ordinary shares in accordance with the terms of the Debentures. If, prior to the maturity date, we are required to repay the Debentures in full, we would be required to use our working capital and raise additional funds. If we were unable to repay the Debentures when required, the holders could commence legal action against us to recover the amounts due. Any such action would have a material adverse effect on our financial condition and results of operations.

The issuance of shares upon conversion of the Debentures and exercise of outstanding Warrants will cause immediate and substantial dilution to our existing shareholders.

The issuance of ordinary shares upon conversion of the Debentures and exercise of the Warrants will result in substantial dilution to the interests of other shareholders since the selling shareholders may ultimately convert and sell the full amount issuable on conversion. Based on the conversion price of the Debentures and the exercise price of the Warrants at the closing of the October 2007 private placement, up to 1,868,965, including 188,965 shares issuable to our placement agent of our ordinary shares are issuable upon conversion and exercise, representing approximately 53% of our issued and outstanding share capital. In addition, interest on the Debentures is payable, under certain circumstances, in ordinary shares, under a formula which is tied to the trading price of our ADRs, and under which there is no upper limit of shares that may be required to be issued under our election to pay interest in ordinary shares. Although no single selling shareholder may convert its Debentures and/or exercise its Warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding ordinary, this restriction does not prevent each selling shareholder from converting and/or exercising a portion of its holdings, selling those Shares and then converting the rest of its holdings. In this way, each selling shareholder could sell more than this limit while never holding more than this limit.

We may not be authorized to issue enough ordinary shares or be able to fulfill the conditions precedent to pay interest on the Debentures in the form of ordinary shares, and if we fail to do so after we have notified the Debenture holders of our intention do so, an event of default under the Debentures could occur.

As noted above, interest on the Debentures is payable, under certain circumstances, in ordinary shares, under a formula which is tied to the trading price of our ADRs. In order to pay interest in this manner, we need to notify our Debenture holders at least 21 trading days prior to the relevant interest payment date and fulfill certain conditions during that notice period, up to and including the date interest

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is paid. Any such notice is irrevocable. Interest paid in ordinary shares is paid at the “interest conversion rate”, which is based on the trading price of our ADRs during the notice period, after our irrevocable notice has been given. In the event our share price were to fall during the notice period, we would have to deliver a higher number of shares than we may have originally planned at the time we gave the irrevocable notice. In the event the number of shares we are required to deliver exceeds the number of shares we are then authorized by our shareholders to issue, we may not be able to deliver all of the interest shares then due. Additionally, if, on the day we pay interest, we do not fulfill the relevant conditions, we are not permitted to pay interest in the form of ordinary shares. In the event we are not able to deliver shares for any reasons, we will be subject to late fees and our Debenture holders may decline to receive interest paid in cash. In the event they do not accept payment in cash, we would not be able to make a complete interest payment or any interest payment at all, which will result in an event of default under the Debentures. An event of default with respect to the Debentures would have a material adverse effect on our financial conditions and results of operations.

Our increased leverage as a result of the sale of the Debentures and Warrants in the October 2007 private placement may harm our financial condition and results of operations.

Our total consolidated long-term financial debt as of September 30, 2007 was €1.689 million (approximately $2.402 million) and represented approximately 8% of our total capitalization, including the current portion of indebtedness of approximately €0.537 million (approximately $0.764 million), as of that date. We incurred an additional $20 million in indebtedness in connection with the October 2007 private placement. Our level of indebtedness could have important consequences on our future operations, including:

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Reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes; and

•	Limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

Provisions in the Debentures could discourage an acquisition of us or an investment in us by a third party, even if the acquisition or investment would be favorable to you.

The Debentures prohibit us from engaging in certain transactions, each known as a “fundamental transaction”, including any merger, the sale of all of our assets or a tender offer under which our shareholders are permitted to exchange their shares for cash, securities or property, unless the successor entity agrees to comply with the requirement to provide our debenture holders, upon conversion, with the same property provided to our existing shareholders under the terms of the fundamental transaction. In addition, if we are party to a “fundamental transaction” or “change of control” (as defined in the Debenture) or agree to dispose of in excess of 40% of our assets, the holders have the right to require us to redeem the Debentures at their election shortly after they are notified of such a change. Any redemption under these circumstances will be at a premium equal to the higher of 130% of the then-outstanding principal amount of the Debenture or the outstanding principal amount of the Debenture, plus all accrued and unpaid interest, divided by the conversion price then in effect, multiplied by the VWAP (as defined in the Debenture) then in effect.

In addition, under the terms of the securities purchase agreement we entered into in the October 2007 private placement, for so long as the Debentures are outstanding, we are required to offer the investors who purchased Debentures and Warrants in the October 2007 private placement the right to participate in certain types of financings we arrange in the future, up to 50% of the value of such financing. We must provide this opportunity unless the offering is an underwritten public offering or an “exempt issuance”. Securities issued to our employees under plans, subject to certain volume limits, will

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be an exempt issuance, as will securities issued pursuant to strategic transactions with persons who are engaged in a business synergistic with ours. However, securities issued to persons who are not engaged in a synergistic business, such as a financial investor, are not exempt issuances.

The restrictions on the types of transactions we can engage in and the participation rights we may have to offer in future financings may operate to discourage third parties from engaging in these transactions with us, even if those transactions would be beneficial to us and our shareholders.

Risks Relating to Our Business

Our future revenue growth and income depends, among other things, on the success of our HIFU technology.

We depend on the success of our High Intensity Focused Ultrasound (“HIFU”) technology for future revenue growth and net income. Our Extracorporeal Shockwave Lithotripsy (“ESWL”) line of products competes in a mature market that has experienced declining unit sales prices in recent years, although total revenues have remained stable owing to increased sales volumes. In particular, we are dependent on the successful development and commercialization of other product lines, such as medical devices based on HIFU, particularly the Ablatherm, to generate significant additional revenues and achieve and sustain profitability in the future. The Ablatherm is in its commercialization phase in the European Union, Canada and other countries. However, the Ablatherm is not approved for commercial distribution in the United States. In December 2001, our request for an additional Investigational Device Exemption (“IDE”) from the U.S. Food and Drug Administration (“FDA”) to conduct clinical trials in the United States for the Ablatherm as a primary therapy was rejected. After redesigning the clinical protocol, we resumed and plan to complete the clinical trials necessary to obtain FDA approval of the Ablatherm now that we have completed the October 2007 private placement, which resulted in net proceeds of approximately $17.4 million. While we expect these funds to be sufficient to enable us to fund the clinical trials in their entirety, we cannot guarantee that the proceeds will in fact be enough to do so. Also, we cannot guarantee the successful completion of clinical trials nor can we guarantee that the FDA will grant approval to market a device even if clinical trials are successfully completed. See “—Our clinical trials for products using HIFU technology may not be successful” and Item 4, “Information on the Company—High Intensity Focused Ultrasound (“HIFU”) Division—HIFU Division Clinical and Regulatory Status” in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

Our clinical trials for products using HIFU technology may not be successful.

Before obtaining regulatory approvals for the commercial sale of any of our devices under development, we must demonstrate through preclinical testing and clinical trials that the device is safe and effective for use in each indication. The results from preclinical testing and early clinical trials may not predict the results that will be obtained in large scale clinical trials, and there can be no assurance that our clinical trials will demonstrate that our products are safe, effective, and marketable. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time and regulating agencies such as the FDA may even refuse to grant exemptions to pursue clinical trials. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division—HIFU Division Clinical and Regulatory Status’’ in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

We rely on scientific, technical and clinical data supplied by academics that work with us to evaluate and develop our devices. We cannot assure you that there are no errors or omissions in such data that would adversely affect the development of our products.

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The process of applying for regulatory approval is unpredictable, often lengthy and requires the expenditure of substantial resources. Our HIFU devices that have not received regulatory approval may not prove to be effective or safe in clinical trials or may not be approved by the appropriate regulatory authorities. We do not anticipate receiving FDA approval for any HIFU device, including the Ablatherm, for several years, if at all. If our HIFU devices do not prove to be effective and safe in clinical trials to the satisfaction of the relevant regulatory authorities, our business, financial condition and results of operations could be materially adversely affected.

HIFU technology may not be accepted and adopted by the medical community.

Our HIFU devices represent new therapies for the conditions that they are designed to treat. Notwithstanding any positive clinical results that our HIFU devices may have achieved or may achieve in the future in terms of safety and effectiveness, and any marketing approvals that we may have obtained or may obtain in the future, there can be no assurance that such products will gain acceptance in the medical community. Physician acceptance depends, among other things, on adequate reimbursement from healthcare payers, which has not been provided for our HIFU products in any country, except for full public reimbursement in Germany and Italy and partial reimbursement from private insurers in the UK, and evidence of the cost effectiveness of a therapy as compared to existing therapies. Acceptance by patients depends in part on physician recommendations, as well as other factors, including the degree of invasiveness and the rate and severity of complications and other side effects associated with the therapy as compared to other therapies.

Our cash flow is highly dependent on demand for our products.

Our cash flow has historically been subject to significant fluctuations over the course of any given financial year due to cyclical demand for medical devices, and the resulting annual and quarterly fluctuations in trade and other receivables and inventories. This has in the past resulted in significant variations in working capital requirements and operating cash flows. In 2007, 2006 and 2005, moreover, our operating cash flow was negative due to the cash requirements of operating activities, which we financed using cash and cash equivalents on hand. In addition, our 2007, 2006 and 2005 operating cash flow was negative due to the cash requirements of investing activity to expand our mobile activity and to expand the leasing of our products as part of our revenue-per-procedure model, and, in 2007, due to the sponsoring of the pre-market approval (‘‘PMA’’) trials for the FDA’s approval of our Ablatherm-HIFU solution for the treatment of prostate cancer in the United States. Since we anticipate relying principally on cash flow from operating activities to meet our liquidity requirements, a decrease in the demand for our products, or the inability of our customers to meet their financial obligations to us, would reduce the funds available to us. Our future cash flow may also be affected by the expected continued expansion of the leasing of our products, or the continued expansion of our mobile activity (which is invoiced on a revenue-per-procedure basis), since each of these activities generates smaller immediate revenues than device sales, and by the implementation of our US clinical trials to seek the FDA’s approval. In the future, our liquidity may be constrained and our cash flows may be uncertain, negative or significantly different from period to period. In 2006, we raised new equity funds via a $7.5 million Private Investment in Public Equity, aimed at financing our new marketing and sales campaign to promote and develop the Revenue-Per-Procedure business. Our future cash flow will be affected by the increased expenses in sales efforts as well as marketing and promotion tools, while there is no assurance that this will result in the increase in the demand for our products and services. The October 2007 private placement was aimed at financing our pre-market approval trial process to seek the FDA’s approval on our Ablatherm-HIFU solution for the treatment of prostate cancer in the United States (our Ablatherm device, considered as a Class III device by the FDA, must receive pre-market approval by the FDA to ensure its safety and effectiveness). Our future cash flow will be affected by the increased expenses to fund the trials, while there is no assurance that our cash flow will in fact be enough to do so or that clinical trials will be successful or that the FDA will grant approval to market our device even if the trials are successfully completed.

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We have a history of operating losses and it is uncertain when and if we will reach profitability.

We have incurred operating losses in each fiscal year since 1998 and may never achieve profitability. We expect that our marketing, selling and research and development expenses will increase as we attempt to develop and commercialize HIFU devices. We may not, however, generate a sufficient level of revenue to offset these expenses and may not be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue. In 2005, we had positive operating income in both of our operating divisions (HIFU division and Urology Devices and Services (“UDS”) division), reflecting efforts to restructure our operations in late 2003 and in control costs and operating losses in our holding company (holding expenses). In 2006, however, we had negative operating income in both of our operating divisions (HIFU division and UDS division), reflecting the clinical, marketing and sales efforts in the HIFU division to develop HIFU’s status as a standard of care, and the research and development (“R&D”) and regulatory efforts in the UDS division to develop a new, high-range lithotripter. In 2007, we also had negative operating income in our UDS division, reflecting the R&D and regulatory efforts in the UDS division to develop a new, high-range lithotripter, and in connection with our FDA/PMA trials, reflecting the regulatory and clinical efforts to resume and conduct our Ablatherm-HIFU PMA trials. Total costs were equal to total revenues for our HIFU division in 2007, due to the increase in revenues and margin on HIFU equipment and RPP treatment sales. We cannot assure investors that we will realize sufficient revenue to become profitable in the future. See Item 5, ‘‘Operating and Financial Review and Prospects’’ included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

Competition in the markets in which we operate is intense and is expected to increase in the future.

Competition in the markets in which we operate is intense and is expected to increase in the future. In each of our main businesses, we face competition both directly from other manufacturers of medical devices that apply the same technologies that we use, as well as indirectly from existing or emerging therapies for the treatment of urological disorders.

We believe that because ESWL has long been the standard treatment for urinary tract calculus disease, competition in that market comes principally from current manufacturers of lithotripters, including Siemens, Storz and Dornier. In the markets that we target for our HIFU products, competition comes from new market entrants and alternative therapies, as well as from current manufacturers of medical devices. In the HIFU market our devices, in particular the Ablatherm, compete with all current treatments for localized tumors, including surgery, external beam radiotherapy, brachytherapy and cryotherapy. Other companies are working with HIFU for the minimally invasive treatment of tumors, including Focus Surgery, Inc. (‘‘Focus Surgery’’), which has developed a device called the Sonablate SB500 for the treatment of localized prostate cancer. Misonix, Inc., USHIFU and UKHIFU are also involved in the manufacturing, marketing and distribution of the Sonablate. Insightec, an Israeli company owned mainly by General Electric and Elbit Medical Imaging Ltd, has developed a device using HIFU technology to treat uterine fibroids. St. Jude Medical Inc. has developed a device using HIFU to treat atrial fibrillation. Haifu, a Chinese company developing HIFU products addressing various types of cancers, signed a development partnership agreement with Siemens Medical Solutions to offer a HIFU device coupled with IRM imaging system. Finally, China Medical Technologies (“Chinamed”), a Chinese company, is also developing HIFU products for various types of cancer tumors, but the company is only marketing its HIFU products in China. On April 25, 2007, we signed an exclusive distribution agreement with Chinamed to distribute their HIFU devices in the European Union and Russia once their devices are approved for use in those jurisdictions and on September 21, 2007, we signed a Consulting Agreement with them, pursuant to which we will assist them in obtaining market approvals in Europe for their HIFU products. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division— HIFU Competition’’ and Item 4, ‘‘Information on the Company—Urology Devices and Services Division’’ included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

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Many of our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than us and may have more experience in developing, manufacturing, marketing and supporting new medical devices. In addition, our future success will depend in large part on our ability to maintain a leading position in technological innovation, and we cannot assure you that we will be able to develop new products or enhance our current ones to compete successfully with new or existing technologies. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to those products.

We also face competition for our maintenance and service contracts. Larger hospitals often utilize their in-house maintenance departments instead of contracting with equipment manufacturers like us to maintain and repair their medical equipment. In addition, third-party medical equipment maintenance companies increasingly compete with equipment manufacturers by offering broad repair and maintenance service contracts to hospitals and clinics. This increased competition for medical devices and maintenance and service contracts could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated industry and our future success depends on government regulatory approval of our products, which we may not receive or which may be delayed for a significant period of time.

Government regulation significantly impacts the development and marketing of our products, particularly in the United States. We are regulated in each of our major markets with respect to preclinical and clinical testing, manufacturing, labeling, distribution, sales, marketing, advertising and promotion of our products. To market and sell products still in the clinical trial stage, we are required to obtain approval or clearance from the relevant regulatory agencies, including the FDA in the United States. In particular, we are currently going through the FDA approval process with our Ablatherm device. Moreover, regulatory approval to market a product, if granted, may include limitations on the indicated uses for which it may be marketed. Failure to comply with regulatory requirements can result in fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. Regulatory policy may change and additional government regulations may be established that could prevent or delay regulatory approval of our products. Any delay, failure to receive regulatory approval or the loss of previously received approvals could have a material adverse effect on our business, financial condition and results of operations. For more information on the regulation of our business, see Item 4, ‘‘Information on the Company—Government Regulation’’ in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

It is also possible that additional statutes or regulations that affect our business will be adopted and could impose substantial additional costs or otherwise have a material adverse effect on our business, financial condition and results of operations.

The success of our products depends on whether procedures performed by those products are eligible for reimbursement which depends on the decisions of national health authorities and third-party payers.

Our success depends, among other things, on the extent to which reimbursement can be obtained from healthcare payers in the United States and elsewhere for procedures performed with our products. In the United States, we are dependent upon favorable decisions by the Centers for Medicare & Medicaid Services (“CMS”), formerly the Health Care Financing Administration (“HCFA”), for Medicare reimbursement, individual managed care organizations, private insurers and other payers. These decisions may be revised from time to time, which could affect reimbursement for procedures performed using our devices. Outside the United States, and in particular in the European Union and Japan, third-party reimbursement is generally conditioned upon decisions by national health authorities. In the European

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Union, there is no single procedure for obtaining reimbursement and, consequently, we must seek regulatory approval in each Member State. If we fail to establish reimbursement from healthcare payers or government and private healthcare payers’ policies change, it could have a material adverse effect on our business, financial condition and results of operations.

Lithotripsy procedures are reimbursed in the European Union, in Japan and in the United States. However, a decision to modify reimbursement policies for these procedures could have a material adverse effect on our business, financial conditions and results of operations. Procedures performed with our Ablatherm device are not reimbursed in the United States or in any of the European Union countries with the exception of Italy, Germany and the UK, where it is partially reimbursed. We cannot assure you that additional reimbursement approvals will be obtained. If reimbursement for our products is unavailable, limited in scope or amount or if pricing is set at unsatisfactory levels, our business could be materially harmed.

Our manufacturing operations are highly regulated and failure to comply with those regulations would harm our business.

Our manufacturing operations must comply with regulations established by regulatory agencies in the United States, the European Union and other countries, and in particular with the good manufacturing practices (“GMP”) mandated by the FDA and European Union standards for quality assurance and manufacturing process control. Failure to comply with these regulations could have a material adverse effect on our business, financial condition and results of operations.

We depend on a single site to manufacture our products, and any interruption of operations could have a material adverse effect on our business.

Most of our manufacturing currently takes place in a single facility located in Vaulx-en-Velin, on the outskirts of Lyon, France. A significant interruption in the operations of our sole facility for any reason, such as fire, flood or other natural disaster or a failure to obtain or maintain required regulatory approvals, could have a material adverse effect on our business, financial condition and results of operations.

For certain components or services we depend on single suppliers that for events beyond our control may fail to deliver sufficient supplies to us, which would interrupt our production processes.

We purchase the majority of the components used in our products from a number of suppliers, but rely on a single supplier for several components. In addition, we rely on single suppliers for certain services. If the supply of certain components or services were interrupted for any reason, our manufacturing and marketing of the affected products would be delayed. These delays could be extensive, especially in situations where a component substitution would require regulatory approval. We expect to continue to depend upon our suppliers for the foreseeable future. Failure to obtain adequate supplies of components or services in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property rights are essential to protect our medical devices, and any dispute with respect to these rights could be costly and have an uncertain outcome.

Our success depends in large part on our ability to develop proprietary products and technologies and to establish and protect the related intellectual property rights, without infringing the intellectual property rights of third parties. The validity and scope of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Our products, including our HIFU devices, may be subject to litigation involving claims of patent

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infringement or violation of other intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings are both costly and time consuming and may result in a significant diversion of effort and resources by our technical and management personnel. An adverse determination in any such litigation or proceeding to which we become a party could subject us to significant liability to third parties; require us to seek licenses from third parties and pay ongoing royalties; require us to redesign certain products; or subject us to injunctions preventing the manufacture, use or sale of the affected products. In addition to being costly, drawn-out litigation to defend or prosecute intellectual property rights could cause our customers or potential customers to defer or limit their purchase or use of our products until the litigation is resolved. See Item 4, “Information on the Company—High Intensity Focused Ultrasound Division—HIFU Division Patents and Intellectual Property” and Item 4, “Information on the Company—Urology Devices and Services Division—UDS Division Patents and Intellectual Property” each included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

We own patents covering several of our technologies and have additional patent applications pending in the United States, the European Union, Japan and elsewhere. The process of seeking patent protection can be long and expensive and there can be no assurance that our patent applications will result in patents being issued. We also cannot assure you that our current or future patents are or will be sufficient to provide meaningful protection or commercial advantage to us. Our patents or patent applications could be challenged, invalidated or circumvented in the future. The failure to maintain or obtain necessary patents, licenses or other intellectual property rights from third parties on acceptable terms or the invalidation or cancellation of material patents could have a material adverse effect on our business, financial condition or results of operations. Litigation may be necessary to enforce patents issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Our competitors, many of which have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that will interfere with our ability to make, use or sell certain products either in the United States or in foreign markets, including our HIFU devices.

We also rely on trade secrets and proprietary know-how, which we seek to protect through non-disclosure agreements with employees, consultants and other parties. It is possible, however, that those non-disclosure agreements will be breached, that we will not have adequate remedies for any such breach, or that our trade secrets will become known to, or independently developed by, competitors. Litigation may be necessary to protect trade secrets or know-how owned by us. In addition, effective copyright and trade secret protection may be unavailable or limited in certain countries.

The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and result of operations.

We face a significant risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.

If the use of any of our products results in personal injury or death, we may face significant product liability claims. To date, we are a party to one product liability action in the United States by a patient claiming to have been injured in the course of a Prostatron procedure, for which we have retained liability following the sale of our Prostatron business in October 2000. See Item 5, ‘‘Operating and Financial Review and Prospects—Critical Accounting Policies—Litigation’’ and Item 8, ‘‘Financial Information—Legal Proceedings’’ each included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus for more information about this action. This product liability claim, if successful, could have a material adverse effect on our business, financial condition and results of operations.

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We maintain separate product liability insurance policies for the United States and Canada and for the other markets in which we sell our products. Product liability insurance is expensive and there can be no assurance that it will continue to be available on commercially reasonable terms or at all. In addition, our insurance may not cover certain product liability claims or our liability for any claims may exceed our coverage limits. Also, if any of our products prove to be defective, we may be required to recall or redesign the product. A product liability claim or series of claims brought against us with respect to uninsured liabilities or in excess of our insurance coverage, or any claim or product recall that results in significant cost to or adverse publicity against us could have a material adverse effect on our business, financial condition and results of operations.

We sell our products in many parts of the world and, as a result, our business is affected by fluctuations in currency exchange rates.

We are exposed to foreign currency exchange rate risk because the mix of currencies in which our costs are denominated is different from the mix of currencies in which we earn our revenue. In 2007, approximately 77% of our total operating expenses were denominated in euro, while approximately 29% of our sales were denominated in currencies other than euro (primarily the U.S. dollar and the Japanese yen). Our operating profitability could be materially adversely affected by large fluctuations in the rate of exchange between the euro and other currencies. For instance, a decrease in the value of the U.S. dollar or the Japanese yen against the euro would have a negative effect on our revenues, which may not be offset by an equal reduction in operating expenses and would therefore negatively impact operating profitability. From time to time we enter into foreign exchange forward sale contracts to hedge against fluctuations in the exchange rates of the principal foreign currencies in which our receivables are denominated (in particular, the U.S. dollar and the Japanese yen), but there can be no assurance that such hedging activities will limit the effect of movements in exchange rates on our results of operations. As of March 31, 2008, we had no outstanding hedging instruments. In addition, since any dividends that we may declare will be denominated in euro, exchange rate fluctuations will affect the U.S. dollar equivalent of any dividends received by holders of ADSs.

Our results of operations have fluctuated significantly from quarter to quarter in the past and may continue to do so in the future.

Our results of operations have fluctuated in the past and are expected to continue to fluctuate significantly from quarter to quarter depending upon numerous factors, including, but not limited to, the timing and results of clinical trials, changes in healthcare reimbursement policies, cyclicality of demand for our products, changes in pricing policies by us or our competitors, new product announcements by us or our competitors, customer order deferrals in anticipation of new or enhanced products offered by us or our competitors, product quality problems and exchange rate fluctuations. Furthermore, because our main products have relatively high unit prices, the amount and timing of individual orders can have a substantial effect on our results of operations in any given quarter.

Risks Relating to Ownership of Securities

 Our securities may be affected by volume fluctuations, and may fluctuate significantly in price.

Our ADSs are currently traded on the NASDAQ Global Market. The average daily trading volume of our ADSs for the first quarter of 2008 and first six months of 2008, was 14,034 and 12,697, respectively. The high and low bid price of our ADSs for the first quarter of 2008 and the first six months of 2008 were $5.12 and $3.31, and $5.12 and $2.74, respectively. Our ADSs have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance. The price of our securities, and our ADSs in particular, may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, regulatory considerations, results of clinical trials of

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our products or those of our competitors, developments in patents and other proprietary rights, and general market and economic conditions.

We may issue additional securities that may be dilutive to our existing shareholders.

The extraordinary general meeting of our shareholders held on May 22, 2007 delegated to our Board of Directors the authority to issue up to 6,000,000 additional shares, either in the form of shares or through the issuance of securities exercisable for or convertible into our shares. We used this authorization to issue the Debentures and Warrants in the October 2007 private placement. These securities were issued without preferential subscription rights. See “The issuance of shares upon conversion of the Debentures and exercise of outstanding Warrants will cause immediate and substantial dilution to our existing shareholders” above. In addition, 600,000 of the shares authorized at the May 22, 2007 shareholders’ meeting were allowed to be granted to certain of our employees through the issuance of subscription options. On October 29, 2007, 504,088 options to subscribe to 504,088 new shares were granted to certain employees. On June 30, 2008, 487,088 options to subscribe to new shares were still in force under this plan. Finally, 7,065 new ordinary shares will be issued to certain employees in July 2009, based on 2007 performance objectives, and 18,840 new ordinary shares may be granted to certain of our employees if they achieve certain performance goals during 2008 pursuant to the Shareholders’ authorization dated February 17, 2005. The issuance of additional ordinary shares, including any additional ordinary shares issuable pursuant to the exercise of preferential subscription rights that may not be available to all of our shareholders, would reduce the proportionate ownership and voting power of then-existing shareholders.

We are subject to different corporate disclosure standards that may limit the information available to holders of our ADSs.

As a foreign private issuer, we are not required to comply with the notice and disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the solicitation of proxies for shareholder meetings. Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States.

We currently do not intend to pay dividends, and cannot assure you that we will make dividend payments in the future.

We have not paid any dividend on our shares since 1994, and do not anticipate paying any dividends for the foreseeable future. In particular, in connection with the October 2007 private placement, we agreed not to pay cash dividends on any of our equity securities. Thereafter, declaration of dividends on our shares will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant. See Item 8, “Financial Information—Dividends and Dividend Policy” in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts.

An investor in the United States may find it difficult to:
•	effect service of process within the United States against us and our non-U.S. resident directors and officers;

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•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against us and our non-U.S. resident directors and officers in France; or
•	bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us and our non-U.S. resident directors and officers.

Holders of ADSs have fewer rights than shareholders and have to act through the Depositary to exercise those rights.

Holders of ADSs do not have the same rights as shareholders and accordingly, cannot exercise rights of shareholders against us. The Bank of New York, as depositary (the “Depositary”), is the registered shareholder of the deposited shares underlying the ADSs, and therefore holders of ADSs will generally have to exercise the rights attached to those shares through the Depositary. We will use reasonable efforts to request that the Depositary notify the holders of ADSs of upcoming votes and ask for voting instructions from them. If a holder fails to return a voting instruction card to the Depositary by the date established by it for receipt of such voting instructions, or if the Depositary receives an improperly completed or blank voting instruction card, or if the voting instructions included in the voting instruction card are illegible or unclear, then such holder will be deemed to have instructed the Depositary to vote its shares and the Depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

Preferential subscription rights may not be available for U.S. persons.

Under French law, shareholders have preferential rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis. U.S. holders of our securities may not be able to exercise preferential subscription rights for their shares unless a registration statement under the Securities Act of 1933 (the “Securities Act”) is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, U.S. holders of our securities will be unable to exercise their preferential rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities.

For holders of our shares in the form of ADSs, the Depositary may make these rights or other distributions available to you after we instruct it to do so and provide it with evidence that it is legal to do so. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case you will receive no value for them.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports and other information with the Securities and Exchange Commission, or the SEC. However, as a foreign private issuer, we and our shareholders are exempt from some SEC reporting requirements, including proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.

Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549, USA. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 20-F for the year ended December 31, 2007 (SEC File No. 000-29374);
•	our report furnished to the SEC on Form 6-K on May 15, 2008.
•	any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement; and
•	any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act prior to the termination of the offering contemplated by this prospectus.

Documents on Display

You may request a copy of the documents incorporated by reference herein at no cost to you by writing or telephoning us at our principal executive offices, located at Parc d’Activités la Poudrette- Lamartine, 4/6, rue du Dauphine, 69120 Vaulx-en-Velin, France, +33 (0) 4 78 26 40 46, attention: Blandine Confort.

Information in this prospectus may be modified by information included in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus. Other information in this prospectus will not be affected by the replacement of this superseded information, nor will an investor’s ability to rely on such superseded information be affected, to the extent such reliance occurs prior to the delivery of the superseding information.

Additional information regarding us may be obtained on our website, www.edap-tms.com, which is not intended to be an active link. Such information is not incorporated by reference into this prospectus.

You should rely only on the information that we incorporate by reference or provide in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of the Shares in any

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jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the relevant documents.

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FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.” You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

Actual events or results may differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, without limitation:

•	our ability to secure and maintain effectiveness of the registration statements required under the terms of the October 2007 private placement;
•	our ability to pay interest on the Debentures in the form of ordinary shares if we give notice that we will do so;
•	the effects of intense competition and technological advances in the industry;
•	the uncertainty of market acceptance for our HIFU devices and our revenue per procedure, or RPP, model;
•	the uncertainty of reimbursement status of procedures performed with our products;
•	the clinical status of our HIFU devices;
•	the impact of government regulation, particularly relating to public healthcare systems and the commercial distribution of medical devices;
•	dependence on our strategic partners and suppliers;
•	any event or other occurrence that would interrupt operations at our primary production facility;
•	reliance on patents, licenses and key proprietary technologies;
•	product liability risk;
•	risk of exchange rate fluctuations, particularly between the euro and the U.S. dollar and between the euro and the Japanese yen; and
•	fluctuations in results of operations due to the cyclical nature of demand for medical devices.

Readers should also consider the information contained in “Risk Factors” in this prospectus and Item 5, “Operating and Financial Review and Prospects,” in our annual report on Form 20-F for the 2007 financial year incorporated by reference in this prospectus, as well as the information contained in our periodic filings and submissions with the SEC (including our reports on Form 6-K).

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Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

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USE OF PROCEEDS

The proceeds from the sale of Shares offered pursuant to this prospectus are solely for the account of the selling shareholders. The Warrants may be exercised for cash or, under certain circumstances, via a cashless exercise procedure. If all of the Warrants issued under the October 2007 private placement are fully exercised for cash, we will receive approximately $12.8 million in cash from the holders of the Warrants. We will use any proceeds received from the exercise of Warrants for the purposes agreed to under the terms of the October 2007 private placement.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets out, as of March 31, 2008:

•	our consolidated short-term debt and capitalization in accordance with U.S. GAAP; and
•	our consolidated capitalization as adjusted to reflect the full exercise of the 1,868,965 Warrants.

Except as disclosed below, there have been no material changes to our consolidated capitalization since March 31, 2008. This table should be read in conjunction with our financial statements, which are incorporated by reference in this prospectus.

	€	$(1)	€	$(1)
	Actual		As adjusted
	(in thousands)		(in thousands)
Current portion of capital lease	615	972	615	972
Capital lease obligations, less current portion	1,245	1,967	1,245	1,967
Short-term debt, including current portion of long-term debt	1,480	2,340	1,480	2,340
Long-term debt, net of current portion of long-term debt	11,452	18,100	11,452	18,100
Shareholders’ equity:
Share capital(3), (4)	1,251	1,977	1,494	2,361
Additional paid-in capital	26,049	41,170	33,907	53,590
Retained earnings, including cumulative foreign translation adjustment	(7,199)	(11,379)	(7,199)	(11,379)
Cumulative other comprehensive income	(3,098)	(4,896)	(3,098)	(4,896)
Treasury stock(5)	(1,301)	(2,057)	(1,301)	(2,057)
Total shareholders’ equity	15,701	24,815	23,802	37,619
Total capitalization	30,494	48,195	38,594	60,998

___________________

(1) Dollar amounts have been translated solely for the convenience of the reader at an exchange rate of €1 =$1.5805, the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2008.

(2) Long-term debt as adjusted includes the fair value of the convertible debentures, warrants and embedded call option on the Company’s stock all issued in the October 2007 private placement net of expenses of $2.6 million.

(3) As of March 31, 2008, we had an issued share capital of 9,624,497 fully paid ordinary shares, including 423,740 shares held as treasury stock, each with a nominal value of €0.13 per share, resulting in outstanding share capital of 9,200,757. On October 29, 2007, 504,088 options to subscribe to 504,088 new shares were granted to certain employees and as of March 31, 2008, only 487,088 options to subscribe to new shares were still in force under that plan. Also outstanding at March 31, 2008 were rights for 18,840 of our shares to be granted to certain of our employees upon the achievement of certain performance goals during the 2008 period, and 7,065 shares to be granted on July 2009 to certain employees based on 2007 performance goals. Pursuant to the terms of the October 2007 private placement, we expect to issue 4,913,102 shares, including 3,044,137 shares upon conversion of the Debentures and 1,868,965 shares upon exercise of the Warrants.

(4) On July 1, 2008, we issued 155,615 new ordinary shares in payment of interest on the Debentures.

(5) As of March 31, 2008, 2008, we held 423,740 of our ordinary shares as treasury stock, a portion of which was dedicated to serve stock purchase option plans as follows:

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-

31,900 shares which may be purchased at a price of €3.81 per share and 10,212 shares which may be purchased at a price of €1.83 per share pursuant to the exercise of options that were granted in 1998 and in 1999 and are outstanding;

-

52,000 shares which may be purchased at a price of €2.08 per share and 6,425 shares which may be purchased at a price of €2.02 per share pursuant to the exercise of options that were granted in 2001 and in 2002 and are outstanding; and

-	162,000 shares which may be purchased at a price of €2.60 per share pursuant to the exercise of options that were granted in 2004.

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THE OCTOBER 2007 PRIVATE PLACEMENT

On October 31, 2007, we issued and sold to the selling shareholders $20 million aggregate principal amount of our 9% Senior Convertible Debentures due 2012 and warrants to purchase ordinary shares expiring 2013. We also issued warrants to our placement agent. This issue and sale was completed in a private placement, exempt from the registration requirements of the Securities Act. The ordinary shares issuable upon conversion of the Debentures and as payment of interest, under certain circumstances, on the Debentures, will be delivered in the form of shares or ADSs, each ADS representing one ordinary share. Our extraordinary general shareholders’ meeting authorized the private placement on May 22, 2007, delegating authority to our Board of Directors to increase our share capital through the issuance of ordinary shares in a private placement to one or more categories of investors. On October 29, 2007, our Board of Directors authorized the private placement pursuant to this delegated authority. We provided copies of the securities purchase agreement, including the forms of the Debentures and the Warrants, and the registration rights agreement entered into in connection with the October 2007 private placement, in our report on Form 6-K, furnished on October 31, 2007, which is incorporated by reference into the registration statement of which this prospectus forms a part. The summary description of those documents here is qualified by reference to the documents as furnished on Form 6-K.

Brief Description of the Debentures

The Debentures:

•	are in an aggregate principal amount of $20 million;
•

bear interest at the rate of 9% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the earlier of the first of these dates after the effective date of the registration statement of which this prospectus forms a part or July 1, 2008;

•	give rights to subscribe for an aggregate number of 3,044,137 new ordinary shares;
•	bear additional interest if we fail to fulfill our obligations described below under “—Registration Rights”;
•	are convertible at any time while they are still outstanding into our ordinary shares at the initial conversion price of $6.57, subject to adjustment as set out in the Debentures;
•

are, at any time after the one year anniversary of the effectiveness date of the registration statement of which this prospectus forms a part and, subject to the satisfaction of certain conditions, redeemable by us, in an amount up to 50% of the then-outstanding principal amount, if the VWAP for each of any 20 consecutive trading days exceeds $14.78 and in an amount up to 100% of the then-outstanding principal amount if the VWAP for each of any 20 consecutive trading days exceeds $19.71;

•

are subject to repurchase by us at the option of the holder upon the occurrence of certain transactions, including a fundamental transaction, change of control transaction or in the event we agree to sell in excess of 40% of our assets, each as defined in the Debentures, and

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•	mature on October 30, 2012.

The Debentures contain covenants that prevent or limit our ability to, among other things, incur or guarantee additional indebtedness; incur or create liens; amend our charter documents; and pay dividends on our ordinary shares.

In addition, the Debentures contain default provisions, among which include failure to pay interest, principal or liquidated damages owing on the Debentures when due and payable; the registration statement of which this prospectus forms a part is not declared effective by October 26, 2008, the 360th calendar day after the October 2007 private placement was closed; the lapse of the effectiveness of any registration statement required to be kept effective by us for more than 35 consecutive trading days or 45 non-consecutive trading days in any 12 month period (with certain exceptions); our failure to deliver restricted ADRs or ADRs, as applicable, to holders upon conversion; and a default by us in any obligations under any indebtedness greater than $150,000 which results in such indebtedness being accelerated. Upon the occurrence of an event of default, the outstanding principal amount, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect of the Debentures become, at the holder’s election, immediately due and payable in cash. The aggregate amount payable upon acceleration by reason of event of default will be equal to the greater of 130% of the outstanding principal amount of the Debenture to be accelerated, plus 100% of accrued and unpaid interest thereon or the outstanding principal amount of the Debenture to be accelerated, plus all accrued and unpaid interest thereon divided by the conversion price in effect on the date specified in the Debenture, multiplied by the VWAP on the date specified in the Debenture.

For so long as the debentures are outstanding, we agreed to offer those investors who purchased Debentures in the October 2007 private placement the right to participate in certain types of financings we arrange in the future, up to 50% of the value of such financing. We must provide this opportunity unless the offering is an underwritten public offering or an “exempt issuance”. Securities issued to our employees under plans, subject to certain volume limits, will be an exempt issuance, as will securities issued pursuant to strategic transactions with persons who are engaged in a business synergistic with ours. However, securities issued to persons who are not engaged in a synergistic business, such as a financial investor, are not exempt issuances, and the investors will be permitted to participate in such financings.

Subject to the satisfaction of certain conditions, we may pay interest on the Debentures in our ordinary shares at the interest conversion rate set out in the Debentures. The interest conversion rate is equal to 90% of the lesser of the average of the VWAPs for 20 consecutive trading days ending on the trading day immediately prior to the interest payment date or the average of the VWAPs for the 20 consecutive trading days that is immediately prior to the date the interest conversion shares are issued and delivered if the delivery is after the interest payment date. Notice of our election to pay interest in kind must be provided 20 trading days immediately prior to the applicable interest payment date and is irrevocable as to that interest payment date. In the event we are not permitted to pay interest in the form of ordinary shares because we fail to satisfy the conditions for such payment, at the holder’s election, we may deliver cash in an amount equal to the product of the number of ordinary shares otherwise deliverable in connection with the payment of interest due on that interest payment date by the highest daily VWAP during the period beginning on the interest payment date and ending on the trading day immediately prior to the date the payment is actually made. If the holder elects not to receive the cash payment, an event of default may arise.

We have agreed to deliver restricted ADRs or ADRs, as applicable, not later than 3 trading days after each conversion date. In the event we fail to deliver restricted ADRs or ADRs, as applicable, by the fifth business day after the conversion date, we must pay as liquidated damages to the holder, in cash, $10 per trading day per each $1,000 principal amount being converted, increasing to $20 per trading day on the fifth business day after the liquidated damages begin to accrue, until the restricted ADRs or ADRs, as applicable, are delivered. In addition, if we fail to deliver a restricted ADR or ADR, as applicable by the

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fifth business day following the conversion date and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) ADRs to deliver in satisfaction of a sale by the holder of ADRs which the holder anticipated receiving in the form required (a “Buy-In”), then we shall pay in cash to such holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the ADRs so purchased exceeds (y) the amount obtained by multiplying (A) the number of ADRs the holder was entitled to receive by (B) the price at which the sell order giving rise to such purchase obligation was executed. A similar provision exists with respect to the common stock underlying each of the warrants issued to the holders.

We have agreed to indemnify the holders for any losses they may incur as a result of any untrue or alleged untrue statements of material fact in a registration statement, preliminary prospectus or prospectus, unless such action is based upon a violation which occurs in reliance on and in conformity with information furnished in writing to us, the indemnified person, specifically for inclusion in the registration statement, prospectus supplement or prospectus.

Brief Description of the Warrants

The Warrants:

•

have an exercise price per ordinary share of $6.87, except in the case of certain of the warrants issued to the Placement Agent, which have an exercise price per ordinary share of $6.57, subject to adjustment pursuant to the terms of the Warrants;

•	were issued to purchase up to 1,868,965 of our ordinary shares;
•	may be exercised, in whole or in part, at any time between October 30, 2007 and October 30, 2013, by delivery of a duly executed notice to the company and the transfer agent;
•

at any time after the completion of applicable holding periods under Rule 144 under the Securities Act, there is no effective registration statement registering, or no current prospectus available for, resale of the Warrants, may be exercised via a cashless exercise procedure, where the number of ordinary shares received in exchange for the warrants is determined using the formula [(A – B)(X)] / (A), where:

(A) = the Volume Weighted Average Price (or “VWAP”, as defined in the Securities Purchase Agreement) on the trading day immediately preceding the date of such election;

(B) = the exercise price of the Warrant, as adjusted; and

(X) = the number of ordinary shares issuable upon exercise of the Warrant by means of a cash exercise;

•

have certain limitations on their exercise as set forth in the terms of the Warrants, including but not limited to, restrictions on the exercise of the Warrant if such exercise would result in the holder’s ownership of securities exceeding certain beneficial ownership limitations; and

•

include protective provisions such that the exercise price of the Warrants, and the number of ordinary shares receivable upon exercise of each Warrant, will be appropriately adjusted (so as not to result in any loss of aggregate value) upon the occurrence of certain dilutive events, such as any stock split, stock dividend, stock repurchase program, issuance of new equity securities, rights offering, option issuance, merger, acquisition, amalgamation, consolidation or tender offer undertaken by the Company;

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The Warrants do not entitle the holder to any voting rights or other rights as a shareholder of the company prior to their exercise.

We have agreed to use commercially reasonable efforts to deliver the certificates representing the ADSs to the holders who have exercised their Warrants within three trading days of the exercise date. Further, if for any reason we fail to deliver to a holder the certificates representing the ADSs by the fifth business day following the exercise date, we are required to pay the holder as an amount in cash, for each $1,000 of shares subject to such exercise (based on the VWAP of the ordinary shares on the date of the applicable notice of exercise), $10 per trading day (increasing to $20 per trading day after the fifth such day after the liquidated damages begin to accrue) until such certificates are delivered.

We have further agreed to compensate the holders for certain required open-market purchases entered into by their broker(s) in the event that we fail to deliver the necessary ADS certificates by the fifth business day following the warrant exercise date.

Registration Rights

In connection with the October 2007 private placement, we granted the selling shareholders registration rights. We will use our reasonable best efforts to have the registration statement of which this prospectus forms a part declared effective by the Securities and Exchange Commission, or the SEC, by the date that ranges from 90 calendar days from filing up to the date that is 120 calendar days from filing, depending on whether the SEC reviews the registration statement of which this prospectus forms a part.

Further, we have agreed to use our reasonable best efforts keep the registration statement of which this prospectus is a part effective until the earlier of:

•	the date that all of the securities covered by the registration statement have been sold by the selling shareholders; or
•

the date that all securities covered by the registration statement may be sold by non-affiliates pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter or otherwise pursuant to Rule 144 without regard to any of the volume or manner of sale requirements of Rule 144.

We will not be required to maintain the registration statement of which this prospectus forms a part with respect to securities held by the selling shareholders if such securities are sold pursuant to the registration statement or Rule 144 under the Securities Act, securities held by a selling shareholder become eligible for sale by the holder thereof pursuant to Rule 144(k) under the Securities Act, the relevant securities have been sold in a transaction not subject to the registration requirements of the Securities Act, or if all of the securities held by a selling shareholder may be sold under Rule 144 under the Securities Act during any 90-day period.

Finally, we also agreed that the registration statement of which this prospectus forms a part will remain continuously effective as to the securities included in it, and that the selling shareholders will otherwise be able to use it to resell their securities, except for certain allowed time periods, which are not to exceed 30 consecutive trading days or 60 trading days in the aggregate in any 365 day period. We will be permitted to suspend the availability of the registration statement and this prospectus during specified periods in circumstances where we deem such suspension appropriate, including circumstances relating to periods where there may exist material non-public information relating to us that, in the opinion of our Board of Directors, would be prejudicial to us or our shareholders if disclosed. In these cases, we may prohibit offers and sales of securities pursuant to the registration statement. If we suspend the availability of the registration statement for longer than the permitted time periods, we may be required, among other things, to pay liquidated damages to the selling shareholders.

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In the event the registration statement of which this prospectus forms a part is not declared effective by the initial effectiveness date, or ceases to remain continuously effective as set out above, we must pay to each holder an amount equal to 1% of the aggregate purchase price paid by holder for any registrable securities not then registered for resale pursuant to an effective registration statement. The maximum aggregate liquidated damages payable to a holder shall be 12% of the aggregate subscription amount paid by such holder. If we fail to pay any liquidated damages pursuant to these provisions within seven days after they are payable, we will pay interest thereon at the rate of 15% per annum.

The selling shareholders, including their permitted transferees, pledgees, donees or other successors, may sell the securities being offered by them under this prospectus from time to time on any exchange, market or trading facility on which the securities are traded or in private transactions, and at prices and at terms that may be at fixed, prevailing market or negotiated prices that may vary. Information regarding the selling shareholders, the securities they are offering to sell under this prospectus and the times and manner in which they may offer and sell those securities is provided in the sections of this prospectus captioned “Selling Shareholders” and “Plan of Distribution”.

The registration of securities pursuant to this prospectus and the related registration statement does not necessarily mean that any of those securities will ultimately be offered for sale by the selling shareholders.

Placement Agent Compensation

In connection with the private placement, we retained Cowen and Company LLC, the Placement Agent, as our exclusive placement agent. The Placement Agent received the following compensation: (i) a cash fee of 6% of the gross proceeds (for an aggregate of $1,200,000), (ii) a warrant to purchase 4% of the ordinary shares that are issuable upon conversion of the Debentures and exercise of the Warrants (in the form of 121,765 warrants at an exercise price equal to $6.57 per ordinary share and 67,200 warrants at an exercise price of $6.87 per share) and (iii) a cash amount equal to 6% of all the exercise price of all Warrants, payable only upon exercise of the Warrants (for an aggregate of up to $393,340), and not in respect of Warrants that are cancelled or expire. The warrants issued to the Placement Agent have the same terms and conditions as the Warrants.

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THE OFFERING

The selling shareholders, including their permitted transferees, pledgees, donees or other successors, may sell the Shares being offered by them under this prospectus from time to time on any exchange, market or trading facility on which the Shares are traded or in private transactions, and at prices and at terms that may be at fixed, prevailing market or negotiated prices that may vary. Information regarding the selling shareholders, the Shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those Shares is provided in the sections of this prospectus captioned “Selling Shareholders” and “Plan of Distribution”.

The registration of Shares pursuant to this prospectus and the related registration statement does not necessarily mean that any of those Shares will ultimately be offered for sale by the selling shareholders.

Information on Outstanding Shares

As of March 31, 2008, the authorized capital stock of the Company consisted of 9,624,497 fully issued, fully paid registered shares, nominal value €0.13 per share. The high and low market price of our ADSs for the month of June 2008, was $3.69 and $2.74 respectively. See Item 9, “The Offer and Listing—Trading Markets,” included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

As of June 30, 2008, we had 9,200,757 issued and outstanding shares (excluding 423,740 shares of treasury stock and shares owned by affiliates). As of December 31, 2007 (the date of the most recent balance sheet included in our financial statements incorporated by reference to our Form 20-F filed on March 31, 2008, File No. 000-29374) we had 9,624,497 total shares issued. Our only issuance of shares since January 1, 2003, was our issuance on August 3, 2006 of 961,676 shares at a price of $7.75 per share in connection with a private placement, 100,000 shares on March 5, 2007 in connection with the exercise of subscription options at an exercise price of €1.28 per share and 200,000 shares on April 5, 2007 in connection with the exercise of warrants by HealthTronics at an exercise price of $1.50 per share. On July 1, 2008, we issued 155,615 new shares in payment of interest on the Debentures.

The extraordinary general meeting of our shareholders held on May 22, 2007 delegated to our Board of Directors the authority to issue up to 6,000,000 additional shares, either in the form of shares or through the issuance of securities exercisable for or convertible into our shares. In certain circumstances, these securities may be issued without preferential subscription rights. 600,000 of these shares were authorized to be granted to certain of our employees through the issuance of options to subscribe for newly issued shares. On October 29, 2007, 504,088 shares were granted to certain employees of the Company, allowing them to subscribe to new ordinary shares under certain conditions.On June 30, 2008, 487,088 shares are still in force under this plan.

In addition, as of June 30, 2008, we had the following securities outstanding that may result in the issuance of additional shares:

•	7,065 shares to be granted in July 2009 to certain of our employees, based on 2007 performance goals; and
•	18,840 shares to be granted to certain of our employees, depending on whether they achieve certain performance goals during the 2008 period.

As of June 30, 2008, we also had options outstanding to purchase shares that we currently hold as treasury stock, meaning their sale will not result in issuance of additional shares, in the following amounts:

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•

31,900 shares may be purchased at a price of €3.81 per share and 10,212 shares may be purchased at a price of €1.83 per share pursuant to the exercise of options that were granted in 1998 and in 1999 and are outstanding;

•

52,000 shares may be purchased at a price of €2.08 per share and 6,425 shares may be purchased at a price of €2.02 per share pursuant to the exercise of options that were granted in 2001 and in 2002 and are outstanding; and

•	162,000 shares may be purchased at a price of €2.60 per share pursuant to the exercise of options that were granted in 2004.

In addition, the extraordinary general meeting of our shareholders held on May 22, 2007 delegated to our Board of Directors the authority to issue options to our employees to purchase up to 105,328 shares that we currently hold as treasury stock.

For more detail on warrants or options granted by us, see Note 16 to our Consolidated Financial Statements, Item 6 “Directors, Senior Management and Employees” and Item 7 “Major Shareholders and Related Party Transactions,” each included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

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SELLING SHAREHOLDERS

The Shares being offered by the selling shareholders are issuable upon exercise of the Warrants, which were issued as part of the October 2007 private placement of the Debentures. For additional information regarding the Debentures and Warrants, see “The October 2007 Private Placement”. We are registering the Shares in order to permit the selling shareholders to offer the Shares for resale from time to time. Except for the ownership of the Debentures and the Warrants and otherwise as set out in the table below, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of securities by each of the selling shareholders. The second column lists the number of securities beneficially owned by each selling shareholder, based on its ownership of the Debentures and the Warrants, as of June 30, 2008, assuming conversion of all the Debentures and exercise of all Warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the securities being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the securities offered by the selling shareholders pursuant to this prospectus.

In accordance with the terms of the registration rights agreement with the holders of the Debentures and the Warrants, this prospectus generally covers the resale of at least the maximum number of Shares issuable upon exercise of the related Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants). Because the exercise price of the Warrants may be adjusted solely to protect the holders from the dilutive effects of certain changes to its share capital the Company may make, the number of securities that will actually be issued may be more or less than the number of Shares being offered by this prospectus.

Under the terms of the Debentures and the Warrants, a selling shareholder may not convert the Debentures, or exercise the Warrants, to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares that would exceed 4.99% of our then outstanding ordinary shares (including, any ordinary shares evidenced by ADRs) following such conversion or exercise, excluding for purposes of such determination ordinary shares issuable upon conversion of the Debentures which have not been converted and upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. In addition, the selling shareholders may, upon not less than 61 days’ prior notice to us, increase this limitation to 9.99% of our then outstanding shares. The selling shareholders may sell all, some or none of their ADRs in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Alex DeBartolo IRA	33,620	8,400	25,220
Bruce Foundation	29,620	8,400	21,220
Bruce Fund, Inc.	1,080,643	168,000	912,643
Cranshire Capital, L.P.	354,310	126,000	228,310
Leestma Family Foundation	58,941	16,800	42,141
Liberty Harbor Master Fund I, L.P.	1,653,449	588,000	1,065,449
Little Flower Fund	27,620	8,400	19,220
Midsummer Investment, Ltd.	1,889,656	672,000	1,217,656
Professional Life & Casualty	274,207	84,000	190,207
Cowen and Company LLC	188,965	188,965	0
TOTAL	5,591,031	1,868,965	3,722,066

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York, as depositary, will deliver the ADSs. The ADSs may be uncertified securities or certificated securities evidenced by American Depositary Receipts (“ADRs”). Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of Société Générale, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities”.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where you can find more information about us.”

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. See Item 10, “Additional Information—Memorandum and Articles of Association—Form and Holding of Shares (French law)” in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental

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charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs prior to the receipt of shares, referred to as a “Pre-Release”. The depositary may deliver shares upon the surrender of ADSs which have been Pre-Released, whether or not such surrender is prior to the termination of such Pre-Release or the depositary knows that such ADS has been Pre-Released. The depositary may receive ADSs in lieu of our shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the person to whom the ADSs or shares are to be delivered (the “Pre-Releasee”) that the Pre-Releasee, or its customer, (i) owns the shares or ADSs to be remitted, as the case may be, (ii) transfers all beneficial right, title and interest in such shares or ADSs as the case may be, to the depositary in its capacity as such and for the benefit of the beneficial owners, and (iii) will not take any action with respect to such shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary disposing of such shares or ADSs, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary determines, in good faith, will provide similar liquidity and security, (c) terminable by the depositary on not more than five (5) business days’ notice and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate. The number of our shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the shares deposited under the deposit agreement, but the depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with our prior written consent, change such limit for purposes of general application. The depositary will also set dollar limits with respect to Pre-Release transactions to be entered into with any particular Pre-Releasee on a case-by-case basis as the depositary deems appropriate. For purposes of enabling the depositary to fulfill its obligations to the owners of ADSs under the deposit agreement, the collateral referred to in clause (b) above will be held by the depositary as security for the performance of the Pre-Releasee’s obligations to the depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver shares or ADSs upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the deposit agreement). Neither we nor the custodian will incur any liability to the owners or beneficial owners of ADSs as a result of certain aspects of Pre-Releases.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis, and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including Euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of fees and expenses of the Depositary) as promptly as practicable to the owners of the ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADSs or otherwise. The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary. See Item 10, “Additional Information—Taxation of U.S. Investors—Dividends” in

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our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

In certain circumstances, the depositary has agreed to use its reasonable efforts to enable U.S. resident beneficial owners of ADRs to comply with certain procedures that may be required by the French Treasury for purposes of obtaining treaty benefits in respect of dividends or other distributions of the Company. See Item 10, “Additional Information—Taxation of U.S. Investors—Procedures for Claiming Treaty Benefits” in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus. For a description of certain material French tax consequences of purchasing, owning and disposing of ADSs, see Item 10, “Additional Information—French Taxation” and Item 10, “Additional Information—Taxation of U.S. Investors” each included in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

If we declare a dividend in, or free distribution of, our shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, an aggregate number of ADSs that represents the amount of shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act. In lieu of delivering fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. Each ADS shall thenceforth also represent the additional shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to make such rights available to all owners or to certain owners of ADSs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or other

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instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADSs, or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular. See “Risk Factors—Risks Relating to Ownership of Securities—Preferential subscription rights may not be available to U.S. persons.”

In circumstances in which rights would not otherwise be distributed, if an owner of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the shares, and we shall cause the shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the shares so purchased to be deposited, and will deliver an ADSs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADSs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act. Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution. If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADSs entitled thereto as in the case of a distribution received in cash.

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Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our shares or cash at the election of each holder of our shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADSs informing them of the distribution and stating that owners of ADSs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution. Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit Agreement. If the depositary does not receive timely instructions from any owner of ADSs as to such owner’s election, the depositary will not make any election with respect to the shares represented by such owner’s ADSs and will distribute the shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADSs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADSs are delivered pursuant to the following sentence. In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADSs as in the case of a distribution in shares, or call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing such new Deposited Securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the Shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

The procedures described herein must be followed in order for owners of ADSs to give voting instructions in respect of the underlying shares.

We will use reasonable efforts to request that the depositary notify owners of ADSs of upcoming votes and ask for voting instructions from such owners. Upon receipt by the depositary of notice of any

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meeting of holders of shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement (which will normally be approximately five days before such meeting) will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights, and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card (the “Receipt Date”). The voting instruction card shall include an express indication that such instructions may be given or deemed given (as explained below) (a) if no voting instruction card is received by the depository on or before the Receipt Date, (b) if the depositary receives an improperly completed or blank voting instruction card or (c) if the voting instructions included in the voting instruction card are illegible or unclear. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares. For a discussion of certain requirements relating to an ADR holder’s right to vote, see Item 10 “Additional Information—Memorandum and Articles of Association—Attendance and Voting at Shareholders’ Meetings” in our annual report on Form 20-F for the 2007 financial year, which is incorporated by reference in this prospectus.

Upon receipt by the depositary from an owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card. If no voting instruction card is received by the depositary from an owner with respect to any of the shares represented by such owner’s ADSs on or before the receipt date, or if the voting instruction card is improperly completed or blank, or if the voting instructions included in the voting instruction card are illegible or unclear, such owner shall be deemed to have instructed the depositary to vote such shares and the depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

We and the depositary may modify or amend the above voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association. There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADSs to give voting instructions in respect of the shares represented by ADSs or will not include restrictions on the ability of owners and beneficial owners of ADSs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

Reports and Other Communications

The depositary will make available for inspection by owners of ADSs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) transmitted to the holders of our shares or other Deposited Securities by us. The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions, as applicable, of any such reports, notices and communications.

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Amendment and Termination of the Deposit Agreement

The form of ADSs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which we and the depositary may deem necessary or desirable without the consent of the owners of ADSs. However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADS owners, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADSs. Every owner of an ADS at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner of an ADS to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADSs then outstanding 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADSs then outstanding, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADSs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement). At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing shares or any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or Deposited Securities or a distribution of ADSs pursuant to the deposit agreement) where applicable; (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery and for the surrender of ADSs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the

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distribution of securities other than shares under the deposit agreement, such fee being in an amount equal to the fee for the delivery referred to above which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADSs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADSs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or Registrar may require payment from the owner of the ADS or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADSs.

The depositary may refuse to effect the transfer of the ADSs, to register the transfer of any ADS or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADSs and surrender of ADSs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the Registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement. Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADSs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the Deposited Securities. See “— Voting of Deposited Securities” with respect to additional transfer restrictions.

Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of shares are applicable in all respects.

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General

Neither the depositary nor we, or our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADSs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADSs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books, at its Corporate Trust Office in The City of New York for the registration of transfers of ADSs, which at all reasonable times will be open for inspection by the owners of ADSs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

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PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of the Shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Shares registered on the registration statement of which this prospectus forms a part. We will bear all fees and expenses incident to our obligation to register the Shares.

The selling shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	pursuant to Rule 144 under the Securities Act;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such Shares at a stipulated price per Share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in

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excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling shareholders may also sell Shares short and deliver Shares covered by this prospectus to close out short positions. Notwithstanding the foregoing, we have advised each selling shareholder that it may not use Shares registered on the registration statement of which this prospectus forms a part to cover short sales of Shares made prior to the date on which the registration statement of which this prospectus forms a part shall have been declared effective by the U.S. Securities and Exchange Commission. The selling shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares.

The selling shareholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part. If the selling shareholders use this prospectus for any sale of the Shares, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the registration rights agreement, estimated to be $64,333.90 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

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We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

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EXPENSES

The following are the estimated expenses to be incurred in connection with the distribution of the Shares registered under this registration statement, which will be paid by us. All amounts shown are estimates except the SEC registration fee. Any selling commissions, brokerage fees and any applicable transfer taxes, and fees and disbursements of counsel for the selling shareholder are payable individually by such selling shareholders.

$
Legal fees and expenses	20,000
Accounting fees and expenses	21,000
ADR Conversion Fees	23,104
SEC registration fee	229.90
Total	64,333.90

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyme, or limited liability corporation, organized under the laws of the Republic of France. The majority of our directors and executive officers reside in the Republic of France. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought, and actions for enforcement in France of judgments of U.S. courts rendered against French persons referred to in the second sentence of this paragraph would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in France only. We believe that no such French persons have waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

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LEGAL MATTERS

The validity of the ordinary shares will be passed upon by Cleary Gottlieb Steen and Hamilton LLP, 12, rue de Tilsitt, 75008 Paris, France, our French counsel.

EXPERTS

The consolidated financial statements of EDAP TMS S.A. incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2007 have been audited by Ernst & Young, Tour du Crédit Lyonnais, 129 Rue Servient, 69326 Lyon Cedex 03, France, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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